Exhibit 16.2




May 7, 2004



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K of Metric Partners Growth Suite Investors, L.P. dated April 27, 2004, as amended on May 7, 2004, and are in agreement with the statements contained in paragraph (a) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                /s/ Ernst & Young LLP